St. Joe Media Contact:	Jerry M. Ray 904 301.4430 jray@joe.com	The St. Joe Company 245 Riverside Avenue Suite 500

St. Joe Investor Contact:	Steve Swartz 904 301.4347 sswartz@joe.com	Jacksonville, FL 32202 904 301.4200

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) COMPLETES LAND SALE AT PIER PARK TO SIMON PROPERTY GROUP FOR
$286,000 PER ACRE

JOE RAISES FULL-YEAR 2004 EARNINGS GUIDANCE

Panama City Beach, Florida – (December 16, 2004) – The St. Joe Company (NYSE:JOE) announced today the sale of approximately 93 acres at Pier Park in Panama City Beach, Florida for a total price of $26.5 million, or approximately $286,000 per acre, to the Simon Property Group, Inc.

Under the terms of the transaction, Simon retains an option to purchase up to an additional 125 acres in and near Pier Park. JOE will retain approximately 13 acres on the north side of Front Beach Road for future complementary development.

“We are very pleased to be working with the nation’s premier retail developer at Pier Park,” said Peter S. Rummell, JOE’s chairman and CEO. “Simon brings an enormous strength and talent to Northwest Florida that can help make Pier Park an exciting shopping, restaurant and entertainment destination.”

“We expect this transaction at Pier Park to further increase the awareness of the opportunities in Panama City Beach, Bay County and Northwest Florida,” said Rummell. “Interest in this region continues to improve rapidly as the area receives increasing interest from national retailers and an influx of Baby Boomer residential and resort buyers.”

Raising Full-Year 2004 Earnings Guidance

“In our previous guidance for the full year of 2004, we made comparisons to our performance in 2003 excluding conservation land sales ($36.4 million pretax; $22.7 million net income), and the non-cash Advantis charge ($8.8 million deduction from net income),” said Kevin M. Twomey, JOE’s president, COO and CFO. “Excluding those items, 2003 ‘baseline’ earnings were $0.80 as detailed in our earnings release in February.”

“As we near the end of the year, and with the completion of the Simon transaction, we are pleased to raise our full-year 2004 earnings guidance,” said Twomey. “We now expect the percentage increase of our 2004 earnings, before conservation land sales gains, over the 2003 baseline earnings per share of $0.80 to be in the high 30’s or more. As always, our guidance reflects closings we expect to occur before the end of the year. Changes in closing schedules could affect the ultimate result.”

“Demand and pricing for Florida resort and primary residential real estate continued to show strength throughout the year,” said Twomey. “We continue to see excellent results from our land sales and commercial real estate divisions.”

The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.

More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and various documents filed by the company with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

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Copyright 2004, The St. Joe Company. “St. Joe,” “JOE” and the “taking flight” design are service marks of The St. Joe Company.